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                                                                    EXHIBIT 10.8

                                February 24, 1999

Jeff Staszak


Dear Jeff,

Volterra is pleased to confirm the terms of our offer for you to become President and COO of the company on the following terms.

Your starting date will be March 8, 1999. You will work at our facility located at 42840 Christy St. Ste. 202 in Fremont, California. Of course, Volterra may change your position, duties, and work location from time to time as it deems necessary.

Your compensation will be $200,000 per year ($7,692.30 bi-weekly), less payroll deductions and all required withholdings. You will be eligible for the following standard Company benefits: medical, dental, vision, and life insurance, 401(k), vacation and sick leave, and holidays. Details about these benefit plans are available for your review. Volterra may modify compensation and benefits from time to time as it deems necessary.

As a Volterra employee, you will be expected to abide by Company rules and regulations, and sign and comply with a Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Volterra proprietary information.

Normal working hours are from 9:00 a.m. to 6:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with Volterra at any time and for any reason whatsoever simply by notifying Volterra. Likewise, Volterra may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer.

We look forward to a productive and enjoyable work relationship.

Sincerely,

/s/ Alan V. King

Alan V. King
President and CEO